FWP

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 1 Debt Capital Markets Presentation Second Quarter – 2022 Main Street Capital Corporation NYSE: MAIN mainstcapital.com Filed pursuant to Rule 433 Issuer Free Writing Prospectus dated August 5, 2022 Relating to R egistration Statement No. 333 - 263258

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 2 Disclaimers Main Street Capital Corporation (MAIN) cautions that statements in this presentation that are forward - looking, and provide other than historical information, involve risks and uncertainties that may impact our future results of operations .. The forward - looking statements in this presentation are based on current conditions as of August 4 , 2022 , and include, but are not limited to, statements regarding our goals, beliefs, strategies, future operating results and cash flows, operating expenses, investment originations and performance, available capital, payment and the tax attributes of future dividends and stakeholder returns .. Although our management believes that the expectations reflected in any forward - looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct .. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation : our continued effectiveness in raising, investing and managing capital ; adverse changes in the economy generally or in the industries in which our portfolio companies operate ; the impacts of macroeconomic factors on MAIN and its portfolio companies’ business and operations, liquidity and access to capital, and on the U .. S .. and global economies, including impacts related to the COVID - 19 pandemic and other public health crises, risk of recession, inflation, supply chain constraints or disruptions and rising interest rates ; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact our operations or the operations of our portfolio companies ; the operating and financial performance of our portfolio companies and their access to capital ; retention of key investment personnel ; competitive factors ; and such other factors described under the captions “Cautionary Statement Concerning Forward - Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in our filings with the Securities and Exchange Commission (www .. sec .. gov), including our most recent annual report on Form 10 - K and subsequently filed quarterly reports on Form 10 - Q .. We undertake no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations .. MAIN has filed a registration statement (including a prospectus and prospectus supplements) with the SEC for any offering to which this communication may relate and may file one or more supplements to the prospectus in the future .. Before you invest in any of MAIN’s securities, you should read the registration statement and the applicable prospectus and prospectus supplement(s) in order to fully understand all of the implications and risks of an offering of MAIN’s securities .. You should also read other documents MAIN has filed with the SEC for more complete information about MAIN and its securities offerings .. You may access these documents for free by visiting EDGAR on the SEC website at www .. sec .. gov .. Alternatively, MAIN will arrange to send you any applicable prospectus and prospectus supplement if you request such materials by calling us at (713) 350 - 6000 .. These materials are also made available, free of charge, on our website at www .. mainstcapital .. com .. Information contained on our website is not incorporated by reference into this communication .. The summary descriptions and other information included herein are intended only for informational purposes and convenient reference .. The information contained herein is not intended to provide, and should not be relied upon for, accounting, legal or tax advice or investment recommendations .. Before making an investment decision with respect to MAIN, investors are advised to consult with their tax, financial, investment and legal advisors ..

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 3 Main Street Capital Corporation 2 nd Quarter – 2022

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 4 MAIN is a Principal Investor in Private Debt and Equity Hybrid debt and equity investment strategy, internally managed operating structure and focus on Lower Middle Market differentiates MAIN from other investment firms Conservative capital structure with multiple investment grade ratings • S&P – BBB - /stable outlook • Fitch – BBB - /stable outlook (1) Capital under management includes undrawn portion of debt capital as of June 30, 2022 Internally - managed Business Development Company (BDC) • IPO in 2007 • Over $5.8 billion in capital under management (1) – Over $4.3 billion internally at MAIN (1) – Over $1.5 billion as the investment adviser to external parties (1) Primarily invests in the under - served Lower Middle Market (LMM) • Targets companies with revenue between $10 million - $150 million; EBITDA between $3 million - $20 million • Provides single source solutions including a combination of first lien, senior secured debt and equity financing Debt investments originated in collaboration with other funds (Private Loans) • First lien, senior secured debt investments in privately held companies originated directly by MAIN or through strategic relationships with other credit funds • Investments in similar size companies to LMM and Middle Market investments Debt investments in Middle Market companies • First lien, senior secured and/or rated debt investments • Larger companies than LMM investment strategy Attractive asset management advisory business Significant management ownership / investment in MAIN Headquartered in Houston, Texas

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 5 First Lien Debt, 99.1%, $2.6b Junior Debt, 0.9%, $22.6m Total Debt Investments $2.6 billion Investment Portfolio – By Type of Investment (1) Equity, 26.9%, $999.0m Other Portfolio Equity, 2.9%, $108.8m Total Investment Portfolio $3.7 billion Debt Investments, 70.2%, $2.6b (1) Fair value as of June 30, 2022

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 6 Unique Investment Strategy Middle Market • Larger companies than LMM strategy, with EBITDA between $20 - $100 million • First lien, senior secured debt investments • Floating rate debt investments • Large addressable market • Can provide source of liquidity for MAIN as needed Lower Middle Market (LMM) • Proprietary investments that are difficult for investors to access • Companies with $10 - $150 million of revenues and $3 - $20 million of EBITDA • Customized financing solutions which include a combination of first lien, senior secured debt and equity • Large addressable market • High cash yield from debt investments • Dividend income, NAV growth and net realized gains from equity investments Private Loans • Companies that are similar in size to LMM and Middle Market • First lien, senior secured debt investments in privately held companies originated directly by MAIN or through strategic relationships with other investment funds • Floating rate debt investments • Proprietary investments that can be difficult for investors to access • Investments with attractive risk - adjusted returns Asset Management Business • Monetizing value of MAIN’s intangible assets • Significant contribution to net investment income • Source of stable, recurring fee income • Returns benefit MAIN stakeholders due to internally managed structure MAIN’s investment strategy differentiates MAIN from its competitors and provides highly attractive risk - adjusted returns

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 7 Portfolio Highlights (1) Middle Market • $363.5 million of total investments • 34 companies • $344.2 million of debt investments (95% of Middle Market portfolio) • 99% of debt investments are first lien (2) • Average investment size of $12.3 million (2) • 96% of debt investments bear interest at floating rates (2) • Weighted - average effective yield of 8.0% (3) Lower Middle Market • $1.8 billion of total investments • 75 companies • $1.0 billion of debt investments (56%) • $799.3 million of equity investments (44%) • Typical initial investment target of 75% debt / 25% equity • 99% of debt investments are first lien (2) • Average investment size of $24.2 million at fair value or $20.1 million at cost • Weighted - average effective yield on debt of 11.2% (3) Private Loans • $1.3 billion of total investments • 82 companies • $1.2 billion of debt investments (95% of Private Loan portfolio) • 99% of debt investments are first lien (2) • Average investment size of $16.4 million (2) • 97% of debt investments bear interest at floating rates (2) • Weighted - average effective yield of 8.5% (3) Total Portfolio (4) • $3.7 billion of total investments • 207 companies • $2.6 billion of debt investments (70%) • $1.1 billion of equity investments (30%), including $108.8 million of Other Portfolio investments • 99% of debt investments are first lien (2) • 75% of debt investments bear interest at floating rates (2) • Weighted - average effective yield on debt investments of 9.4% (3) The benefits of MAIN’s unique investment strategy have resulted in a high quality, diversified and mature investment portfolio (1) As of June 30, 2022; investment amounts at fair value, unless otherwise noted (2) As of June 30, 2022; based on cost (3) As of June 30, 2022; weighted - average effective yield is calculated using the applicable interest rate as of June 30, 2022 and i ncludes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt inves tme nts on non - accrual status (4) Includes $118.3 million of fair value ($29.5 million of cost basis) of equity investment relating to MAIN’s wholly - owned unconsolidated subsidiary, MSC Adviser I, LLC (the External Investment Manager), and $1.9 million of fair value ($2.0 million of cost basis) of a short - term portfolio investment

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 8 Business Development Company (BDC) Background Leverage • Regulatory restrictions on debt leverage levels require BDCs to maintain conservative leverage • Must maintain an asset to debt coverage ratio of at least 1.5x Full Transparency • Detailed schedule of all investments (and related key terms) in quarterly reporting • Quarterly fair value mark to market accounting Income Tax Treatment • As a Regulated Investment Company (RIC), BDCs generally do not pay corporate income taxes • To maintain RIC status and avoid paying corporate income taxes, BDCs must distribute at least 90% of taxable income (other than net capital gain) to investors • To avoid a 4% federal excise tax on undistributed income, BDCs must distribute in each calendar year the sum of (1) 98% of their net ordinary income for the calendar year and (2) 98.2% of their realized capital gains (both long - term and short - term) • Tax treatment is similar to Real Estate Investment Trusts (REITs) Created by Congress in 1980 through the Small Business Investment Incentive Act of 1980 to facilitate the flow of capital to small and mid - sized U.S. businesses Highly regulated by the Securities and Exchange Commission under the Investment Company Act of 1940 (1940 Act) Provide a way for individual investors to participate in equity and debt investments in private companies

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 9 MAIN Capital Structure (1) Debt amounts reflected at par value (2) Based on stock price of $38.53 as of June 30, 2022 Current capitalization ($ in 000's) June 30, 2022 % of Capitalization Cash 43,383 $ Debt at parent Credit Facility 380,000 10.2% 3.00% Notes due 2026 (1) 500,000 13.4% 5.20% Notes due 2024 (1) 450,000 12.1% 4.50% Notes due 2022 (1) 185,000 5.0% Total debt at parent 1,515,000 $ 40.6% Debt at subsidiaries SBIC Debentures (1) 350,000 9.4% Total debt at subsidiaries 350,000 $ 9.4% Total debt 1,865,000 $ 50.0% Book value of equity 1,865,163 50.0% Total capitalization 3,730,163 $ 100.0% Debt / Capitalization 0.50x Debt / Book equity 1.00x Debt / Enterprise value (2) 0.40x Debt / Market capitalization (2) 0.66x Stock price / Net asset value per share (2) 1.52x

MAIN ST
CAPITAL CORPORATION

Conservative Leverage

As of June 30, 2022 ($ in 000's)	Parent[(1)]	SBICs	Total
Total Assets	$ 3,190,458	$ 635,287	$ 3,825,745
Debt Capital:			
Revolving Credit Facility[(2)(3)]	380,000	-	380,000
SBIC Debentures	-	343,323	343,323
Notes Payable[(4)]	1,133,618	-	1,133,618
Total Debt	$ 1,513,618	$ 343,323	$ 1,856,941
Net Asset Value (NAV)	$ 1,582,585	$ 282,578	$ 1,865,163
Key Leverage Stats			
Interest Coverage Ratio[(5)]	4.04x	6.00x	4.38x
Asset Coverage Ratio[(6)]	2.11x	1.82x	2.05x
Consolidated Asset Coverage Ratio - Regulatory[(7)]	N/A	N/A	2.23x
Debt to Assets Ratio	0.47x	0.54x	0.49x
Debt to NAV Ratio[(8)]	0.96x	1.24x	1.00x
Net Debt to NAV Ratio[(9)(10)]	0.95x	1.15x	0.98x

(1) Assets at the BDC/RIC parent level represent the collateral available to MAIN's debt capital market investors
(2) As of June 30, 2022, the Credit Facility includes total commitments of $855.0 million, matures in April 2026 and contains an accordion feature which allows Main Street to increase the total commitments under the facility to up to $1.2 billion from new and existing lenders on the same terms and conditions as the existing commitments
(3) In August 2022, our Credit Facility was amended to (i) expand the total commitments to $920.0 million, with the accordion feature expanded to $1.4 billion, (ii) extend the maturity date to August 2027 and (iii) update the reference rate from LIBOR to Term SOFR plus an applicable spread adjustment plus the same 1.875% interest rate spread
(4) Includes the carry value of the 3.00% Notes ($497.9 million; $500.0 million par), the 5.20% Notes ($451.0 million; $450.0 million par) and the 4.50% Notes ($184.7 million; $185.0 million par)
(5) Distributable Net Investment Income (DNII)[(10)] + interest expense / interest expense on a trailing twelve-month basis
(6) Calculated as total assets divided by total debt at par, including SBIC Debentures ($350.0 million), 3.00% Notes ($500.0 million), 5.20% Notes ($450.0 million) and 4.50% Notes ($185.0 million)
(7) Calculated per BDC regulations; SBIC Debentures are not included as "senior debt" for purposes of the BDC asset coverage requirements pursuant to exemptive relief received by MAIN
(8) Debt to NAV Ratio is calculated based upon the par value of debt
(9) Net debt in this ratio includes par value of debt less cash and cash equivalents of $17.6 million, $25.8 million and $43.4 million for the Parent, SBICs and Total, respectively
(10) See Non-GAAP Information disclosures on page 37 of this presentation

Main Street Capital Corporation NYSE: MAIN mainstcapital.com
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MAIN ST CAPITAL CORPORATION

Conservative Leverage - Regulatory

Passage of the Small Business Credit Availability Act in December 2017 provided the opportunity for BDCs to obtain board or shareholder approval to access additional leverage by lowering the required asset coverage to 1.50x

MAIN received shareholder approval, effective as of May 3, 2022, to adopt the 1.50x asset coverage ratio

MAIN has historically operated at conservative regulatory leverage levels, in all cases with significant cushion to the 1.50x regulatory limits, and proven through historical performance that MAIN does not require access to additional leverage to generate market leading returns

MAIN's Historical Asset Coverage Ratio:	2017	2018	2019	2020	2021	Q1 22	Q2 22
Consolidated Asset Coverage Ratio - Regulatory(1)	3.67x	3.22x	2.89x	2.67x	2.22x	2.27x	2.23x
Prior Minimum Required Asset Coverage(2)	2.00x	2.00x	2.00x	2.00x	2.00x	2.00x	N/A
Cushion % above Miniumum Required Asset Coverage	84%	61%	45%	34%	11%	14%	N/A
Current Minimum Required Asset Coverage(1)	1.50x	1.50x	1.50x	1.50x	1.50x	1.50x	1.50x
Cushion % above Miniumum Required Asset Coverage	145%	115%	93%	78%	48%	51%	49%

(1) Calculated per BDC regulations; SBIC Debentures are not included as "senior debt" for purposes of the Minimum Asset Coverage Ratio requirements pursuant to exemptive relief received by MAIN

(2) We received shareholder approval, effective as of May 3, 2022, to adopt the 1.5x asset coverage ratio (decreased from the previously required asset coverage ratio of 2.0x)

Main Street Capital Corporation NYSE: MAIN mainstcapital.com

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mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 12 Conservative Leverage - Excess Collateral Improves Over Time MAIN’s conservative use of leverage and use of equity to fund its growth results in significant excess collateral that provides protection to lenders MAIN’s management of its capital structure results in reduced risk profile for debt investors over time Excess collateral available to unsecured lenders has increased by 190% since MAIN’s first investment grade (IG) debt issuance (1) Most recent information publicly reported prior to first IG debt issuance (2) Represents asset value in excess of SBIC debt (par value); SBIC assets contain negative pledge in relation to SBIC debt; the ref ore, equity at SBIC entities is effectively collateral for lenders (3) First IG notes issued in November 2014 (4) Includes additional IG debt issuances in November 2017, April 2019, December 2019, July 2020, January 2021 and October 2021 ($ millions) 9/30/2014 (1) 6/30/2022 Total Assets Excluding SBIC Assets 1,137 $ 3,190 $ Add: Equity Value of SBIC Entities (2) 218 285 Total Collateral Available to Secured Lenders 1,355 $ 3,475 $ Less: Secured Debt (revolver borrowings) (287) (380) Excess Collateral Available to Unsecured Lenders 1,068 $ 3,095 $ Increase since first IG debt issuance (3) 190% Less: Unsecured Debt Outstanding (par value) (91) (1,135) (4) Remaining Excess Collateral Available to Unsecured Lenders 977 $ 1,960 $ Increase since first IG debt issuance (3) 101%

MAIN ST CAPITAL CORPORATION

Key Credit Highlights

Experienced Management Team with Strong Track Record	• Management team has over 100 years of collective investment experience and relationships • Long-term working relationships together dating back over 20 years • Significant management equity ownership
Efficient and Leverageable Internally Managed Operating Structure	• Meaningful operating cost advantage through efficient internally managed structure • Significant benefits through alignment of interests between management (stock ownership and incentive compensation) and investors • Industry leading operating expense efficiency
Conservative Leverage	• 1940 Act requires MAIN to maintain a minimum 1.5x regulatory asset coverage ratio • MAIN's asset coverage ratio is ~2.1x at the Parent level; ~2.2x on a regulatory basis • Conservative leverage position further enhanced through ongoing efficient capital raises through at-the-market, or ATM, equity issuance program
Unique Investment Strategy	• Unique investment strategy differentiates MAIN from its competitors and provides highly attractive risk-adjusted returns • Asset management advisory business significantly enhances MAIN's returns to its investors
High Quality Portfolio	• Significant diversification • Debt investments primarily carry a first priority lien on the assets of the business • Permanent capital structure of BDC allows for long-term, patient investment strategy and overall approach

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mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 14 MAIN Executive Management Team (1) Member of MAIN Executive Committee (2) Member of MAIN Investment Committee; Vince Foster, MAIN’s Chairman of the Board, is also a member of MAIN’s Investment Commit tee (3) Chief Investment Officer (4) Chief Operating Officer (5) Chief Compliance Officer • Co - founded MAIN; Joined Main Street group in 2002; affiliated with Main Street group since 1999 • Director of acquisitions / integration with Quanta Services (NYSE: PWR) • Manager with a Big 5 Accounting Firm’s audit and transaction services groups Dwayne Hyzak; CPA (1)(2) CEO Jason Beauvais; JD (1) EVP, GC, CCO (5) and Secretary • Joined MAIN in 2008 • Attorney for Occidental Petroleum Corporation (NYSE: OXY) and associate in the corporate and securities section at Baker Botts LLP David Magdol (1)(2) President and CIO (3) • Co - founded MAIN; Joined Main Street group in 2002 • Vice President in Lazard Freres Investment Banking Division • Vice President of McMullen Group (John J. McMullen’s Family Office) Jesse Morris (1) ; CFO, COO (4) , EVP • Joined MAIN in 2019 • Executive Vice President with Quanta Services (NYSE: PWR) • Vice President and CFO Foodservice Operations with Sysco Corporation (NYSE: SYY) • Manager with Big 5 Accounting Firm

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 15 June 30, 2022 (3) Management (1) 3,262,012 $125,685,322 # of Shares (2) Significant Management Ownership / Investment Significant equity ownership by MAIN’s management team, coupled with internally managed structure, provides alignment of interest between MAIN’s management and our stakeholders (1) Includes members of MAIN’s executive and senior management team and the members of MAIN’s Board of Directors (2) Includes 1,186,144 shares, or approximately $31.9 million, purchased by management as part of, or subsequent to, the MAIN IPO , i ncluding 28 ,410 shares, or approximately $1.1 million, purchased, directly or through MAIN’s dividend reinvestment plan, in the quarter ended June 30, 2022 (3) Based upon closing market price of $38.53/share on June 30, 2022

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 16 Efficient and Leverageable Operating Structure “Internally managed” structure means no external management fees or expenses are paid Alignment of interest between management and investors • Greater incentives to maximize increases to shareholder value and rationalize debt and equity capital raises • 100% of MAIN’s management efforts and activities are for the benefit of MAIN investors MAIN targets total operating expenses (1) as a percentage of average assets (Operating Expense to Assets Ratio) at or less than 2% • Long - term actual results have significantly outperformed target • An industry leading position in cost efficiency, with an Operating Expense to Assets Ratio of 1.5% (2) Significant portion of total operating expenses (1) are non - cash • Non - cash share - based compensation and deferred compensation expenses were 21.5% (2) of total operating expenses (1) • Operating Expense to Assets Ratio of 1.1% (2) excluding non - cash share - based compensation and deferred compensation expense MAIN’s internally managed operating structure provides significant operating leverage and greater returns for our stakeholders (1) Total expenses excluding interest expense (2) Based upon the trailing twelve month period ended June 30, 2022

MAIN Maintains a Significant Operating Cost Advantage


Operating Expenses as a Percentage of Total Assets(1)
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
MAIN (2)
MAIN Excl. Non-cash Exp (3)
Other BDCs (4)(5)
Other BDCs Excl. Non-cash Exp (4)(6)
Commercial Banks (7)

(1) Total expenses excluding interest expense
(2) For the trailing twelve month period ended June 30, 2022
(3) For the trailing twelve month period ended June 30, 2022, excluding non-cash share-based compensation expense and deferred compensation expense
(4) Other BDCs includes dividend paying BDCs that have been publicly-traded for at least two years and have total assets greater than $500 million based on individual SEC Filings as of December 31, 2021; specifically includes: AINV, ARCC, BBDC, BCSF, BKCC, CCAP, CGBD, CSWC, FDUS, FSK, GAIN, GBDC, GLAD, GSBD, HRZN, HTGC, MRCC, NEWT, NMFC, OCSL, OFS, ORCC, PFLT, PNNT, PSEC, PTMN, SAR, SCM, SLRC, TCPC, TPVG, TSLX and WHF
(5) Calculation represents the average for the companies included in the group and is based upon the trailing twelve month period ended March 31, 2022 as derived from each company's SEC filings, excluding non-cash share-based compensation expense
(6) Calculation represents the average for the companies included in the group and excludes non-cash share-based compensation. Based upon the trailing twelve month period ended March 31, 2022 as derived from each company's SEC filings
(7) Source: SNL Financial. Calculation represents the average for the trailing twelve month period ended March 31, 2022 and includes commercial banks with a market capitalization between $500 million and $3 billion

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MAIN ST CAPITAL CORPORATION

Stable, Long-Term Leverage – Significant Unused Capacity

MAIN maintains a conservative capital structure, with limited overall leverage and low cost, long-term debt

Capital structure is designed to correlate to and complement the expected duration and fixed/floating rate nature of investment portfolio assets

Facility	Interest Rate	Maturity	Principal Drawn
$855.0 million Credit Facility (1)(2)	L+1.875% floating (3.6%(3))	April 2026 (4)	$380.0 million
Notes Payable	3.0% fixed	Redeemable at MAIN's option at any time, subject to certain make whole provisions; Matures July 14, 2026	$500.0 million
Notes Payable	5.2% fixed	Redeemable at MAIN's option at any time, subject to certain make whole provisions; Matures May 1, 2024	$450.0 million
Notes Payable	4.5% fixed	Redeemable at MAIN's option at any time, subject to certain make whole provisions; Matures December 1, 2022	$185.0 million
SBIC Debentures	2.9% fixed (weighted average)	Various dates between 2023 - 2031 (weighted average duration = 5.6 years)	$350.0 million

(1) As of June 30, 2022, MAIN's Credit Facility had $855.0 million in total commitments with an accordion feature to increase up to $1.2 billion; borrowings under this facility are available to provide additional liquidity for investment and operational activities
(2) In August 2022, our Credit Facility was amended to (i) expand the total commitments to $920.0 million, with the accordion feature expanded to $1.4 billion, (ii) extend the maturity date to August 2027 and (iii) update the reference rate from LIBOR to Term SOFR plus an applicable spread adjustment plus the same 1.875% interest rate spread
(3) Revolver rate reflects the rate based on LIBOR as of June 30, 2022 and effective as of the contractual reset date as of July 1, 2022
(4) MAIN's Credit Facility is fully revolving until April 2025, with a maturity date thereafter in April 2026

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mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 19 MAIN (2) Internally Managed BDC’s (3)(5) Externally Managed BDC’s (4)(5) Long - term Maturity of Debt Obligations MAIN’s conservative capital structure provides long - term access to attractively - priced and structured debt facilities • Allows for investments in assets with long - term holding periods / illiquid positions and greater yields and overall returns • Provides downside protection and liquidity through economic cycles • Allows MAIN to be opportunistic during periods of economic uncertainty $380.0 $63.8 $75.0 $85.2 $185.0 $450.0 $500.0 $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 $500 $550 $600 $650 $700 $750 $800 $850 $900 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 (in millions) Credit Facility SBIC debentures 4.50% Notes due 2022 5.20% Notes due 2024 3.00% Notes due 2026 (5) $16.0 $75.0 (1)(2) (3) (1) As of June 30, 2022, MAIN’s Credit Fa cility had $855.0 million in total commitments with an accordion feature to increase up to $1.2 billion; borrowings under thi s f acility are available to provide additional liquidity for investment and operational activities; MAIN’s Credit Facility is fully revolving until April 2025, with a maturity date thereafter in April 2026 (2) In August 2022, our Credit Facility was amended to ( i ) expand the total commitments to $920.0 million, with the accordion feature expanded to $1.4 billion, (ii) extend the maturi ty date to August 2027 and (iii) update the reference rate from LIBOR to Term SOFR plus an applicable spread adjustment plus the sa me 1.875% interest rate spread (3) Issued in November 2017; redeemable at MAIN’s option at any time, subject to certain make - whole provisions (4) Issued in April 2019 with follow - on issuances in December 2019 and July 2020; redeemable at MAIN’s option at any time, subject to cert ain make - whole provisions (5) Issued in January 2021; with a follow - on issuance in October 2021; redeemable at MAIN’s option at any time, subject to certain m ake - whole provisions (4) $35.0

MAIN ST CAPITAL CORPORATION

Interest Rate Impact and Sensitivity

While MAIN's financial results are subject to impact from changes in interest rates, upside is greater than downside due to majority fixed rate debt obligations and majority floating rate debt investments with minimum interest rate floors

- 80% of MAIN's outstanding debt obligations have fixed interest rates[5], limiting the increase in interest expense
- 75% of MAIN's debt investments bear interest at floating rates[5], the majority of which contain contractual minimum index rates, or "interest rate floors" (weighted-average floor of approximately 105 basis points)[6]
- Provides MAIN the opportunity to achieve significant increases in net investment income if interest rates increase, with limited remaining negative impact

The following table illustrates the approximate annual changes in the components of MAIN's net investment income due to hypothetical increases (decreases) in interest rates[1][2] (dollars in thousands, except per share data):

Basis Point Increase (Decrease) in Interest Rate	Increase (Decrease) in Interest Income	(Increase) Decrease in Interest Expense[3]	Increase (Decrease) in Net Investment Income	Increase (Decrease) in Net Investment Income per Share[4]
(100)	$ (19,055)	$ 3,800	$ (15,255)	$ (0.21)
(75)	(15,253)	2,850	(12,403)	(0.17)
(50)	(10,404)	1,900	(8,504)	(0.12)
(25)	(5,395)	950	(4,445)	(0.06)
25	4,938	(950)	3,988	0.05
50	10,206	(1,900)	8,306	0.11
75	15,475	(2,850)	12,625	0.17
100	20,745	(3,800)	16,945	0.23
125	26,014	(4,750)	21,264	0.29
150	31,283	(5,700)	25,583	0.35

(1) Assumes no changes in the portfolio investments, outstanding Credit Facility borrowings or other debt obligations existing as of June 30, 2022

(2) Assumes that all LIBOR and prime rates would change effective immediately on the first day of the period; however, the actual contractual LIBOR rate reset dates for our debt investments vary in future periods generally on either a monthly or quarterly basis across both the investments resulting in a delay in the realization of the increases or decreases in interest income

(3) The hypothetical (increase) decrease in interest expense would be impacted by the changes in the amount of debt outstanding under our Credit Facility, with interest expense (increasing) decreasing as the debt outstanding under our Credit Facility increases (decreases)

(4) Per share amount is calculated using shares outstanding as of June 30, 2022

(5) As of June 30, 2022, based on par

(6) Weighted-average interest rate floor calculated based on debt principal balances as of June 30, 2022

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mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 21 At - The - Market (ATM) Equity Program Provides permanent capital to match indefinite or long - term holding period for LMM investments Facilitates maintenance of conservative leverage position Issued equity is accretive to NAV per share Provides significant benefits vs traditional overnight equity offerings • Provides equity capital and liquidity on an as - needed basis, avoiding dilution from larger overnight equity offerings • Provides equity capital at significantly lower cost • Avoids negative impact to stock price from larger overnight equity offerings Raised net proceeds of $705.2 million since inception in 2015 (1) • Average sale price is approximately 64% above average NAV per share over same period (1) • Resulted in economic cost savings of approximately $35.7 million when compared to traditional overnight equity offering (1)(2) ATM Equity Program provides efficient, low cost capital • Provides permanent capital to match growth of LMM investments on an as - needed basis • Provides significant economic cost savings compared to traditional overnight equity offerings (1) Through June 30, 2022 (2) Assumes 6% all - in cost for traditional overnight equity offering

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 22 LMM Investment Strategy Investment Objectives • High cash yield from secured debt investments (10.9% weighted - average cash coupon as of June 30, 2022); plus • Dividend income and periodic capital gains from equity investments Investments are structured for ( i ) protection of capital, (ii) high recurring income and (iii) meaningful capital gain opportunity Focus on self - sponsored, “one stop” financing opportunities • Partner with business owners, management teams and entrepreneurs • Provide highly customized financing solutions • Recapitalization, buyout, growth and acquisition capital • Extensive network of grass roots referral sources • Strong and growing “Main Street” brand recognition / reputation Investments have low correlation to the broader debt and equity markets and attractive risk - adjusted returns LMM investment strategy differentiates MAIN from its competitors and provides attractive risk - adjusted returns

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 23 LMM Investment Opportunity Large and critical portion of U.S. economy • 195,000+ domestic LMM businesses (1) LMM is under - served from a capital perspective and less competitive Inefficient asset class generates pricing inefficiencies • Typical entry enterprise values between 4.5X – 6.5X EBITDA • Typical entry leverage multiples between 2.0X – 4.0X EBITDA to MAIN debt investment Partner relationship with the management teams of our portfolio companies vs. a “commoditized vendor of capital” MAIN targets LMM investments in established, profitable companies Characteristics of LMM provide beneficial risk - reward investment opportunities (1) Source: U.S. Census 2017 – U.S. Data Table by Enterprise Receipt Size; 2017 County Business Patterns and 2017 Economic Census; i ncludes Number of Firms with Enterprise Receipt Size between $10,000,000 and $99,999,999

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 24 Private Loan Investment Strategy Investment Objectives • Access proprietary investments with attractive risk - adjusted return characteristics • Generate cash yield to support MAIN monthly dividend Investment Characteristics • Investments in companies that are consistent with the size of companies in our LMM and Middle Market portfolios • Proprietary investments originated directly by MAIN or through strategic relationships with other investment funds on a collaborative basis • Current Private Loan portfolio companies have weighted - average EBITDA of approximately $41.2 million (1) Investments in secured debt investments • First lien, senior secured debt investments • Floating rate debt investments 8% – 12% targeted gross yields • Weighted - average effective yield of 8.5% (2) • Net returns positively impacted by lower overhead requirements and modest use of leverage • Floating rate debt investments provide matching with MAIN’s floating rate Credit Facility Private Loan portfolio investments are primarily debt investments in privately held companies which have been originated directly by MAIN or through strategic relationships with other credit funds on a collaborative basis, and are often referred to in the debt markets as “club deals” (1) This calculation excludes three Private Loan portfolio companies as EBITDA is not a meaningful metric for these portfolio com pan ies (2) Weighted - average effective yield is calculated using the applicable interest rate as of June 30, 2022 and includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non - accrua l status

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 25 Middle Market Debt Investment Strategy Investment Objective • Generate cash yield to support MAIN monthly dividend Investments in secured and/or rated debt investments • First lien, senior secured debt investments • Floating rate debt investments Larger companies than the LMM investment strategy • Current Middle Market portfolio companies have weighted - average EBITDA of approximately $71.4 million Large and critical portion of U.S. economy • 220,000+ domestic Middle Market businesses (1) More relative liquidity than LMM and Private Loan investments 6% – 10% targeted gross yields • Weighted - average effective yield of 8 ..0% (2) • Net returns positively impacted by lower overhead requirements and modest use of leverage • Floating rate debt investments provide matching with MAIN’s floating rate Credit Facility MAIN maintains a portfolio of debt investments in Middle Market companies (1) Source: U.S. Census 2017 – U.S. Data Table by Enterprise Receipt Size; 2017 County Business Patterns and 2017 Economic Census; i ncludes Number of Firms with Enterprise Receipt Size between $10,000,000 and $99,999,999 (2) Weighted - average effective yield is calculated using the applicable interest rate as of June 30, 2022 and includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non - accrua l status

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 26 Asset Management Business MAIN (1) is the investment adviser to and administrator of MSC Income Fund, Inc. (MSIF), a non - listed BDC • MAIN (1) provides asset management services, including sourcing, diligence and post - investment monitoring • MAIN (1) receives management fees and incentive fees – Base management fee of 1.75% of total assets – Incentive fees – 20% of net investment income above a hurdle rate and 20% of net realized capital gains In December 2020, MAIN launched a private fund which is also managed by MAIN (1) with an investment strategy solely focused on MAIN’s Private Loan Investment strategy Benefits to MAIN • No significant increases to MAIN’s operating costs to provide services (utilize existing infrastructure and leverage fixed costs and existing investment capabilities) • Monetizing the value of MAIN franchise • Significant positive impact on MAIN’s financial results – $5.2 million contribution to net investment income in the second quarter of 2022 (2) – $10.2 million contribution to net investment income in the six months ended June 30, 2022 (2) – $16.5 million contribution to net investment income in the year ended December 31, 2021 (2) – $88.8 million of cumulative unrealized appreciation as of June 30, 2022 MAIN’s asset management business represents additional income diversification and the opportunity for greater shareholder returns MAIN’s internally managed operating structure provides MAIN’s shareholders the benefits of this asset management business Growth of asset management business is increasingly driven by MAIN’s Private Loan investment strategy (1) Through MSC Adviser I, LLC (the “External Investment Manager”), MAIN’s wholly owned unconsolidated subsidiary (2) Contribution to Net Investment Income includes (a) dividend income received by MAIN from the External Investment Manager and (b) operating expenses allocated from MAIN to the External Investment Manager

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 27 Total Investment Portfolio Includes complementary LMM debt and equity investments, Private Loan debt investments and Middle Market debt investments Total investment portfolio at fair value consists of approximately 49% LMM / 35% Private Loan / 10% Middle Market / 6% Other Portfolio (1) investments 191 LMM, Private Loan and Middle Market portfolio companies • Average investment size of $ 17.2 million (2) • Largest individual portfolio company represents 2 ..8% (3) of total investment income and 2.5% of total portfolio fair value (most investments are less than 1%) • Nine non - accrual investments, which represent 0.7% of the total investment portfolio at fair value and 3.2% at cost • Weighted - average effective yield of 9 ..4% (4) Significant diversification Diversity provides structural protection to investment portfolio, revenue sources, income, cash flows and stakeholder dividends • Issuer • Industry • Transaction type (1) Other Portfolio also includes the External Investment Manager and short - term portfolio investments (2) As of June 30, 2022; based on cost (3) Based upon total investment income for the trailing twelve month period ended June 30, 2022 (4) Weighted - average effective yield is calculated using the applicable interest rate as of June 30, 2022 and includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non - accrua l status • Geography • End markets • Vintage

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 28 Portfolio Snapshot – Significant Diversification (1) Excludes MAIN's one short - term portfolio investment of $2.0 million at cost and $1.9 million at fair value as of June 30, 2022 a nd $2.0 million at cost and fair value as of December 31, 2021. MAIN held no short - term portfolio investments for the periods ended December 31, 2020 and 2019. 12/31/2019 12/31/2020 12/31/2021 6/30/2022 Number of Portfolio Companies Lower Middle Market 69 70 73 75 Private Loans 65 63 75 82 Middle Market 51 42 36 34 Other Portfolio 11 12 13 14 External Investment Adviser 1 1 1 1 Total (1) 197 188 198 206 $ Invested - Cost Basis Lower Middle Market $ 1,002.2 $ 1,104.6 $ 1,455.7 $ 1,508.9 % of Total 41.3% 43.9% 44.7% 44.1% Private Loans $ 734.8 $ 769.0 $ 1,157.5 $ 1,347.9 % of Total 30.3% 30.6% 35.5% 39.5% Middle Market $ 572.3 $ 488.9 $ 440.9 $ 419.0 % of Total 23.6% 19.4% 13.5% 12.2% Other Portfolio $ 118.4 $ 124.7 $ 173.7 $ 116.1 % of Total 4.8% 4.9% 5.4% 3.3% External Investment Adviser $ - $ 29.5 $ 29.5 $ 29.5 % of Total 0.0% 1.2% 0.9% 0.9% Total (1) $ 2,427.7 $ 2,516.7 $ 3,257.3 $ 3,421.4

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 29 Portfolio Snapshot – Significant Diversification (cont.) (1) Excludes MAIN's one short - term portfolio investment of $2.0 million at cost and $1.9 million at fair value as of June 30, 2022 a nd $2.0 million at cost and fair value as of December 31, 2021. MAIN held no short - term portfolio investments for the periods ended December 31, 2020 and 2019. 12/31/2019 12/31/2020 12/31/2021 6/30/2022 $ Invested - Fair Value Lower Middle Market $ 1,206.9 $ 1,285.5 $ 1,716.4 $ 1,816.3 % of Total 46.4% 47.9% 48.2% 48.9% Private Loans $ 692.1 $ 740.4 $ 1,141.8 $ 1,309.0 % of Total 26.6% 27.6% 32.1% 35.2% Middle Market $ 522.1 $ 445.6 $ 395.2 $ 363.5 % of Total 20.1% 16.6% 11.1% 9.8% Other Portfolio $ 106.7 $ 96.6 $ 166.1 $ 108.8 % of Total 4.0% 3.5% 4.7% 2.9% External Investment Adviser $ 74.5 $ 116.8 $ 140.4 $ 118.3 % of Total 2.9% 4.4% 3.9% 3.2% Total (1) $ 2,602.3 $ 2,684.9 $ 3,559.9 $ 3,715.9 % of Total $ Invested in Debt (Cost Basis) Lower Middle Market $ 660.1 $ 726.9 $ 1,031.9 $ 1,085.0 % of Total of Lower Middle Market 65.9% 65.8% 70.9% 71.9% Private Loans $ 695.5 $ 721.6 $ 1,107.1 $ 1,294.6 % of Total of Total Private Loans 94.6% 93.8% 95.7% 96.1% Middle Market $ 542.4 $ 454.6 $ 411.4 $ 389.3 % of Total of Total Middle Market 94.8% 93.0% 93.3% 92.9% Other Portfolio $ - $ - $ 63.2 $ - % of Total of Total Other Portfolio 0.0% 0.0% 36.4% 0.0% External Investment Adviser $ - $ - $ - $ - % of External Investment Adviser 0.0% 0.0% 0.0% 0.0% Total (1) $ 1,898.0 $ 1,903.1 $ 2,613.6 $ 2,768.9 % of Total Portfolio 78.2% 75.6% 80.2% 80.9%

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 30 Portfolio Snapshot – Significant Diversification (cont.) (1) Excludes MAIN's one short - term portfolio investment of $2.0 million at cost and $1.9 million at fair value as of June 30, 2022 a nd $2.0 million at cost and fair value as of December 31, 2021. MAIN held no short - term portfolio investments for the periods ended December 31, 2020 and 2019. 12/31/2019 12/31/2020 12/31/2021 6/30/2022 % of Total $ Invested in Debt that is First Lien (Cost Basis) Lower Middle Market $ 647.4 $ 712.6 $ 1,021.1 $ 1,074.4 % of Lower Middle Market 98.1% 98.1% 99.0% 99.0% Private Loans $ 663.2 $ 688.2 $ 1,093.0 $ 1,287.8 % of Total Private Loans 95.4% 95.4% 98.7% 99.4% Middle Market $ 495.2 $ 420.3 $ 406.2 $ 385.8 % of Total Middle Market 91.3% 92.4% 98.7% 99.2% Other Portfolio $ - $ - $ - $ - % of Total Other Portfolio 0.0% 0.0% 0.0% 0.0% External Investment Adviser $ - $ - $ - $ - % of External Investment Adviser 0.0% 0.0% 0.0% 0.0% Total (1) $ 1,805.8 $ 1,821.1 $ 2,520.3 $ 2,748.0 % of Total Portfolio Debt Investments 95.1% 95.7% 96.4% 99.3% % of Total Investment Portfolio 74.4% 72.4% 77.3% 80.3%

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 31 Total Portfolio by Industry (as a Percentage of Cost) (1) (1) Excluding MAIN’s Other Portfolio investments, the External Investment Manager, and short - term portfolio investments, each as des cribed in MAIN’s public filings, which in aggregate represent approximately 4% of the total portfolio Internet Software & Services, 8% Machinery, 8% Construction & Engineering, 7% Commercial Services & Supplies, 6% Diversified Consumer Services, 5% Distributors, 4% Leisure Equipment & Products, 4% Health Care Providers & Services, 4% Professional Services, 4% Energy Equipment & Services, 4% IT Services, 4% Specialty Retail, 3% Aerospace & Defense, 3% Media, 3% Building Products, 2% Containers & Packaging, 2% Textiles, Apparel & Luxury Goods, 2% Communications Equipment, 2% Diversified Financial Services, 2% Tobacco, 2% Diversified Telecommunication Services, 2% Software, 2% Food Products, 2% Oil, Gas & Consumable Fuels, 2% Internet & Catalog Retail, 2% Health Care Equipment & Supplies, 1% Food & Staples Retailing, 1% Electronic Equipment, Instruments & Components, 1% Chemicals, 1% Hotels, Restaurants & Leisure, 1% Computers & Peripherals, 1% Pharmaceuticals, 1% Other, 4%

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 32 LBO/MBO Acquisition Recapitalization/ Refinancing Diversified Total Portfolio (as a Percentage of Cost) (1) Invested Capital by Transaction Type Invested Capital by Geography (2) 28% 16% 21% 14% 21% (1) Excluding MAIN’s Other Portfolio investments, the External Investment Manager, and short - term portfolio investments, each as des cribed in MAIN’s public filings, which in aggregate represent approximately 4% of the total portfolio (2) Based upon portfolio company headquarters and excluding any MAIN investments headquartered outside the U.S., which represent app roximately 1% of the total portfolio Growth Capital 8% 44% 44% 4%

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 33 LMM Investment Portfolio 75 portfolio companies / $1.8 billion in fair value • 49% of total investment portfolio at fair value Debt yielding 11.2% (1) (72% of LMM portfolio at cost) • 99% of debt investments have first lien position • 59% of debt investments earn fixed - rate interest • Over 790 basis point net cash interest margin vs “matched” fixed interest rate on SBIC debentures Equity ownership in all LMM portfolio companies representing 41% average ownership position (28% of LMM portfolio at cost) • Opportunity for fair value appreciation, cash dividend income and capital gains • 68% of LMM companies (2) with direct equity investment are currently paying dividends • Fair value appreciation of equity investments supports Net Asset Value per share growth • Lower entry multiple valuations, lower cost basis • $307.3 million, or $4.18 per share, of cumulative pre - tax net unrealized appreciation at June 30, 2022 LMM Investment Portfolio consists of a diversified mix of secured debt and lower cost basis equity investments (1) Weighted - average effective yield is calculated using the applicable interest rate as of June 30, 2022 and includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non - acc rual status (2) Includes the LMM companies that (a) MAIN has a direct equity investment and (b) are treated as flow - through entities for tax pur poses; based upon dividend income for the trailing twelve month period ended June 30, 2022

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 34 LMM Investment Portfolio Median LMM portfolio credit statistics: • Senior leverage of 2.6 x EBITDA through MAIN debt position • 2.9 x EBITDA to senior interest coverage • Total leverage of 2.6x EBITDA including debt junior in priority to MAIN • Free cash flow de - leveraging improves credit metrics and increases equity appreciation Average investment size of $24.2 million at fair value or $20.1 million on a cost basis (less than 1% of total investment portfolio) Opportunistic, selective posture toward new investment activity over the economic cycle High quality, seasoned LMM portfolio • Total LMM portfolio investments at fair value equals 120 % of cost • Equity component of LMM portfolio at fair value equals 189% of cost • Significant portion of LMM portfolio has de - leveraged and a majority of the LMM portfolio investments have experienced equity appreciation – 49 LMM portfolio companies with unrealized appreciation on equity investments – Net unrealized appreciation on LMM Equity investments of $375.4 million LMM Investment Portfolio is a pool of high quality, seasoned assets with attractive risk - adjusted return characteristics

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 35 Private Loan Investment Portfolio 82 investments / $1.3 billion in fair value • 35% of total investment portfolio at fair value Average investment size of $16.4 million (1) (less than 1% of total portfolio) Investments in secured debt instruments • 99% of Private Loan portfolio is secured debt • 99% of Private Loan debt portfolio is first lien term debt Debt yielding 8.5% (2) • 97% (1)(3) of Private Loan debt investments bear interest at floating rates, providing matching with MAIN’s floating rate credit facility • Approximately 500 basis point net cash interest margin vs “matched” floating rate on the MAIN credit facility Private Loan Investment Portfolio provides a diversified mix of investments and sources of income to complement the LMM Investment Portfolio (1) As of June 30, 2022; based on cost (2) Weighted - average effective yield is calculated using the applicable interest rate as of June 30, 2022 and includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non - accrua l status (3) 98% of floating interest rates on Private Loan debt investments are subject to contractual minimum “floor” rates

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 36 Middle Market Investment Portfolio 34 investments / $363.5 million in fair value • 10% of total investment portfolio at fair value Average investment size of $12.3 million (1) (less than 1% of total portfolio) Investments in secured and/or rated debt investments • 99% of Middle Market portfolio is secured debt • 99% of Middle Market debt portfolio is first lien term debt Debt yielding 8.0% (2) • 96% (1)(3) of Middle Market debt investments bear interest at floating rates, providing matching with MAIN’s floating rate credit facility • Approximately 400 basis point net cash interest margin vs “matched” floating rate on the MAIN credit facility More investment liquidity compared to LMM and Private Loan Middle Market Investment Portfolio provides a diversified mix of investments and diverse sources of income to complement the LMM Investment Portfolio and a potential source of liquidity for MAIN’s future investment activities (1) As of June 30 , 2022; based on cost (2) Weighted - average effective yield is calculated using the applicable interest rate as of June 30, 2022 and includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes fees payable upon repayment of the debt instruments and any debt investments on non - acc rual status (3) 83% of floating interest rates on Middle Market debt investments are subject to contractual minimum “floor” rates

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 37 Non - GAAP Information Distributable net investment income is net investment income, as determined in accordance with U .. S .. generally accepted accounting principles, or U .. S .. GAAP, excluding the impact of share - based compensation expense and deferred compensation expense or benefit (as defined below) which are non - cash in nature .. MAIN believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share - based compensation does not require settlement in cash and deferred compensation expense or benefit does not result in a net cash impact to Main Street upon settlement .. The unrealized appreciation in the fair value of deferred compensation plan assets results in a corresponding increase in deferred compensation obligations and results in an increase in compensation expense (“deferred compensation expense”) .. The unrealized depreciation of such assets results in a corresponding decrease in deferred compensation obligations and results in a decrease in compensation expense (“deferred compensation benefit”) .. However, distributable net investment income is a non - U .. S .. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U .. S .. GAAP .. Instead, distributable net investment income should be reviewed only in connection with such U .. S .. GAAP measures in analyzing MAIN’s financial performance .. Net Debt to NAV Ratio is calculated as the Debt to NAV Ratio as determined in accordance with U .. S .. GAAP, except that total debt is reduced by cash and cash equivalents .. The Non - SBIC Debt to NAV Ratio is calculated in the same manner as the Debt to NAV Ratio, except that outstanding SBIC debentures are excluded from the debt pursuant to an exemptive order MAIN received from the Securities and Exchange Commission .. MAIN believes presenting the Net Debt to NAV Ratio is useful and appropriate supplemental disclosure for analyzing its financial position and leverage .. MAIN believes presenting the Non - SBIC Debt to NAV Ratio is useful and appropriate supplemental disclosure because Main Street, a business development company, is permitted to exclude such borrowings from its regulatory asset coverage ratio calculation pursuant to an exemptive order received from the Securities and Exchange Commission .. However, the Net Debt to NAV Ratio and the Non - SBIC Debt to NAV Ratio are non - U .. S .. GAAP measures and should not be considered as replacements for the Debt to NAV Ratio and other financial measures presented in accordance with U .. S .. GAAP .. Instead, the Net Debt to NAV Ratio and the Non - SBIC Debt to NAV Ratio should be reviewed only in connection with such U .. S .. GAAP measures in analyzing MAIN’s financial position ..

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 38 Main Street Capital Corporation Appendix

MAIN Income Statement Summary

($ in 000's)	Q2 21	Q3 21	Q4 21	Q1 22	Q2 22	Q2 22 vs. Q2 21 Change[(1)]
Total Investment Income	$ 67,294	$ 76,779	$ 82,166	$ 79,395	$ 85,200	27%
Expenses:						
Interest Expense	(14,400)	(14,711)	(15,921)	(16,687)	(17,295)	(20)%
G&A Expense[(2)]	(7,258)	(9,917)	(11,626)	(8,054)	(10,808)	(49)%
Distributable Net Investment Income (DNII)[(3)]	45,636	52,151	54,619	54,654	57,097	25%
DNII Margin %	67.8%	67.9%	66.5%	68.8%	67.0%	(80) bps[(4)]
Non-Cash Expenses						
Share-based Compensation Expense	(2,759)	(2,869)	(2,927)	(2,818)	(3,596)	(30)%
Deferred Compensation (Expense) Benefit	(482)	22	(484)	376	1,225	NM
Net Investment Income	42,395	49,304	51,208	52,212	54,726	29%
Net Realized Gain (Loss)	18,000	8,305	34,760	3,336	(5,064)	NM
Net Unrealized Appreciation (Depreciation)	44,441	38,631	18,553	14,752	(24,593)	NM
Income Tax Provision	(9,726)	(12,284)	(10,172)	(5,097)	(10,320)	NM
Net Increase in Net Assets	$ 95,110	$ 83,956	$ 94,349	$ 65,203	$ 14,749	(84)%
Net Investment Income Per Share	$ 0.62	$ 0.71	$ 0.73	$ 0.73	$ 0.75	21%
DNII Per Share[(3)]	$ 0.67	$ 0.76	$ 0.78	$ 0.76	$ 0.78	16%

(1) Positive percentage represents an increase and negative percentage represents a decrease to the Net Increase (Decrease) in Net Assets
(2) Excludes non-cash share-based compensation expense and deferred compensation (expense) benefit
(3) See Non-GAAP Information disclosures on page 48 of this presentation
(4) Change in DNII Margin is based upon the basis point difference (increase/(decrease))
NM – Not Measurable / Not Meaningful

Main Street Capital Corporation NYSE: MAIN mainstcapital.com
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MAIN ST CAPITAL CORPORATION

MAIN Per Share Change in Net Asset Value (NAV)

($ per share)	Q2 21	Q3 21	Q4 21	Q1 22	Q2 22
Beginning NAV	$ 22.65	$ 23.42	$ 24.27	$ 25.29	$ 25.89
Distributable Net Investment Income[1]	0.67	0.76	0.78	0.76	0.78
Share-based Compensation Expense	(0.04)	(0.05)	(0.04)	(0.04)	(0.05)
Deferred Compensation (Expense) Benefit	(0.01)	-	(0.01)	0.01	0.02
Net Realized Gain (Loss)	0.26	0.13	0.50	0.05	(0.07)
Net Unrealized Appreciation (Depreciation)	0.65	0.56	0.26	0.20	(0.34)
Income Tax Provision	(0.14)	(0.18)	(0.14)	(0.07)	(0.14)
Net Increase in Net Assets	1.39	1.22	1.35	0.91	0.20
Regular Monthly Dividends to Shareholders	(0.615)	(0.615)	(0.63)	(0.645)	(0.645)
Supplemental Dividends to Shareholders	-	-	(0.10)	(0.075)	(0.075)
Accretive Impact of Stock Offerings[2]	0.08	0.21	0.35	0.38	0.15
Other[3]	(0.08)	0.03	0.05	0.03	(0.15)
Ending NAV	$ 23.42	$ 24.27	$ 25.29	$ 25.89	25.37

Certain fluctuations in per share amounts are due to rounding differences between quarters.

(1) See reconciliation of DNII per share to Net Investment Income per share on page 38 and Non-GAAP Information disclosures on page 48 of this presentation
(2) Includes accretive impact of shares issued through the Dividend Reinvestment Plan (DRIP) and At-the-Market (ATM) equity issuance program
(3) Includes differences in weighted-average shares utilized for calculating changes in NAV during the period and actual shares outstanding utilized in computing ending NAV and other minor changes

Main Street Capital Corporation NYSE: MAIN mainstcapital.com

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mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 41 MAIN Balance Sheet Summary (1) Includes $500.0 million of 3.00% Notes due July 2026, $450.0 million of 5.20% Notes due May 2024 and $185.0 million of 4.50% Not es due December 2022 ($ in 000's, except per share amounts) Q2 21 Q3 21 Q4 21 Q1 22 Q2 22 LMM Portfolio Investments 1,341,332 $ 1,494,109 $ 1,716,415 $ 1,795,456 $ 1,816,255 $ Private Loan Investments 863,621 845,961 1,141,772 1,260,664 1,309,020 Middle Market Portfolio Investments 434,744 420,940 395,167 397,338 363,468 Other Portfolio Investments 153,558 193,672 166,083 102,392 108,846 External Investment Manager 121,730 128,080 140,400 132,920 118,320 Short-term Investments 57,285 34,342 1,994 1,968 1,861 Cash and Cash Equivalents 58,796 59,569 32,629 17,952 43,383 Other Assets 59,089 67,099 95,830 72,293 64,592 Total Assets 3,090,155 $ 3,243,772 $ 3,690,290 $ 3,780,983 $ 3,825,745 $ Credit Facility 169,000 $ 200,000 $ 320,000 $ 338,000 $ 380,000 $ SBIC Debentures 314,828 342,435 342,731 343,027 343,323 Notes Payable (1) 930,914 931,145 1,133,325 1,133,472 1,133,618 Other Liabilities 70,572 85,885 105,388 92,830 103,641 Net Asset Value (NAV) 1,604,841 1,684,307 1,788,846 1,873,654 1,865,163 Total Liabilities and Net Assets 3,090,155 $ 3,243,772 $ 3,690,290 $ 3,780,983 $ 3,825,745 $ Total Portfolio Fair Value as % of Cost 109% 110% 109% 109% 109% Common Stock Price Data: High Close 43.41 $ 42.81 $ 46.61 $ 44.88 $ 43.65 $ Low Close 38.14 40.20 41.35 39.94 34.59 Quarter End Close 41.09 41.10 44.86 42.64 38.53

mainstcapital.com NYSE: MAIN Main Street Capital Corporation Page 42 MAIN Corporate Data Board of Directors Vincent D. Foster Chairman of the Board Main Street Capital Corporation J. Kevin Griffin Chief Strategy Officer MaineHealth Dwayne L. Hyzak CEO Main Street Capital Corporation John E. Jackson President & CEO CSI Compressco LP Brian E. Lane CEO & President Comfort Systems USA Kay Matthews Board of Directors SVB Financial Group (Chair) Dunia A. Shive Board of Directors DallasNews Corporation, Kimberly - Clark Corporation and Trinity Industries, Inc. Stephen B. Solcher Retired CFO BMC Software Executive Officers Dwayne L. Hyzak Chief Executive Officer David L. Magdol President & Chief Investment Officer Jesse E. Morris EVP, Chief Financial Officer & Chief Operating Officer Jason B. Beauvais EVP, General Counsel, Secretary & Chief Compliance Officer Nicholas T. Meserve Managing Director Lance A. Parker Vice President & Chief Accounting Officer Research Coverage Robert J. Dodd Raymond James (901) 579 - 4560 Kenneth S. Lee RBC Capital Markets (212) 905 - 5995 Mitchel Penn Oppenheimer & Co (212) 667 - 7136 Michael Ramirez Truist Securities (404) 926 - 5607 Erik Zwick Hovde Group (617) 510 - 1239 Corporate Headquarters 1300 Post Oak Blvd, 8 th Floor Houston, TX 77056 Tel: (713) 350 - 6000 Fax: (713) 350 - 6042 Independent Registered Public Accounting Firm Grant Thornton, LLP Houston, TX Corporate Counsel Dechert LLP Washington, D.C. Securities Listing Common Stock – NYSE: MAIN Transfer Agent American Stock Transfer & Trust Co. Tel: (800) 937 - 5449 www.astfinancial.com Investor Relation Contacts Dwayne L. Hyzak Chief Executive Officer Jesse E. Morris EVP, Chief Financial Officer & Chief Operating Officer Tel: (713) 350 - 6000 Ken Dennard Zach Vaughan Dennard Lascar Investor Relations Tel: (713) 529 - 6600 Management Executive Committee Dwayne L. Hyzak, Chief Executive Officer David L. Magdol, President & Chief Investment Officer Jesse E. Morris, EVP, Chief Financial Officer & Chief Operating Officer Jason B. Beauvais, EVP, General Counsel, Secretary & Chief Compliance Officer Investment Committee Dwayne L. Hyzak, Chief Executive Officer David L. Magdol, President & Chief Investment Officer Vincent D. Foster, Chairman of the Board Please visit our website at www.mainstcapital.com for additional information